Exhibit 99.1

Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Contact: Cathy Cooper
(206) 777-8246
Thursday, April 12, 2012
FOR IMMEDIATE RELEASE

Washington Federal Reports Quarterly Net Income of $34.1 Million

SEATTLE - Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, today announced earnings of $34,071,000 or $.32 per diluted share for the quarter ended March 31, 2012, compared to $25,824,000 or $.23 per diluted share for the same period one year ago, a 31.9% increase. For the six months ended March 31, 2012, earnings were $67,489,000 or $.63 per diluted share, compared to $50,354,000 or $.45 per diluted share for the six months ended March 31, 2011, a 34.0% increase. The Company's ratio of tangible common equity to tangible assets ended the quarter at 12.41% and continues to be among the best of large regional financial institutions in the U.S.

Chairman, President & CEO Roy M. Whitehead commented, “Operating results continue to build on the pattern of consistent improvement we have seen in the last several quarters. In particular, it is gratifying to see the substantial improvement in the amount of non-performing assets. We are seeing signs of an improving economy throughout our eight western states; however, higher loan demand in our commercial areas has not been enough to offset runoff in the mortgage portfolio. Overall, it was another solid quarter.”

Non-performing assets amounted to $286 million or 2.11% of total assets at quarter-end, an $84 million or 22.7% decrease from September 30, 2011. Non-performing assets peaked at $606 million, or 5.60% of total assets, on June 30, 2009 and have since decreased by $320 million or 52.7%. Specifically, non-performing loans decreased from $210 million at the Company's September 30, 2011 fiscal year-end, to $166 million as of March 31, 2012, a 21.0% decrease. Net loan charge-offs increased from $26 million in the quarter ended March 31, 2011 to $29 million in the most recent quarter, a 8.7% increase. Total loan delinquencies were 2.95% as of March 31, 2012, a decrease from the 3.43% at September 30, 2011. Delinquencies on single family mortgage loans, the largest component of the loan portfolio, declined slightly during the quarter to 3.10% from 3.25% September 30, 2011. Real Estate held for sale decreased from $160 million at September 30, 2011 to $120 million at quarter end, a $40 million or 24.9% decrease.

Improving asset quality trends such as lower delinquencies, lower balances of real estate owned and non-performing loans are noted; however, high unemployment and slow overall economic growth resulted in continued low values for real estate throughout the Company's eight state territory. Due to delays in the foreclosure process caused by legal changes in many of our communities, in the quarter the Company charged-down all mortgage loans delinquent more than six months so that book value does not exceed the estimated fair value less selling costs. As a result, net charge-offs increased for the first time in 10 quarters. Consistent with these somewhat mixed credit quality indicators, the Company increased its general loan loss reserve percentage and decreased its specific loan loss reserve. As of March 31, 2012, the general allowance totaled 1.49% of loans subject to the general allowance, an increase of five basis points from the 1.44% as of September 30, 2011. The overall allowance (including the general and specific allowance) to loans decreased from 1.89% as of September 30, 2011 to 1.79% as of March 31, 2012.

Total assets increased by $123.4 million or 0.9% to $13.56 billion at March 31, 2012 from $13.44 billion at September 30, 2011. Specifically, loans and covered loans decreased by $320 million, which was offset by a $424 million increase in investment balances. As of March 31, 2012, the Company's investment portfolio had net unrealized gains of $106 million. During the six months ended March 31, 2012, total non-covered loans outstanding decreased by $260 million from $7.94 billion to $7.68 billion as a result of increased loan prepayments stemming from low interest rates available on 30 year fixed-rate mortgages in the market. The pace of net loan runoff decreased in the 2nd quarter of the year compared to the first quarter as market rates stabilized; however, competition for the Company's primary asset class, single-family mortgage loans, remains strong.

During the quarter, the Company had an average balance of $782 million in cash and cash equivalents invested overnight at a yield of approximately 0.25%. Additionally, during the quarter the Company purchased $250 million of a high quality floating rate investment that is currently yielding 0.90% annually. The Company is maintaining higher than normal amounts of liquidity due to concern for potentially rising interest rates in the future. The period end spread decreased to 3.01% as of March 31, 2012 from 3.07% one year earlier as a result of lower asset yields.

Net interest income for the quarter was $104.6 million, a $3.0 million increase from the same quarter one year ago. Net interest margin was 3.29% for the quarter, compared to 3.26% for the same quarter one year ago and 3.27% for the quarter ended December 31, 2011.

The provision for loan losses decreased from $30.8 million to $18.0 million, for the quarters ended March 31, 2012 and 2011, respectively. Net loss on real estate acquired through foreclosure decreased by $8.0 million to $1.6 million for the current quarter, compared to the same quarter one year ago. Net loss on real estate acquired through foreclosure includes gains and losses on sales, ongoing maintenance expenses and any additional write-downs from lower valuations. Total credit costs, which include the provision for loan losses and net loss on real estate acquired, are shown in the table below for the last ten quarters.

Quarter Ended	Total Credit Costs	$ Change	% Change
($ in thousands)

12/31/2009	$82,470
3/31/2010	80,058	(2,412)	(2.9)%
6/30/2010	51,767	(28,291)	(35.3)
9/30/2010	46,089	(5,678)	(11.0)
12/31/2010	36,553	(9,536)	(20.7)
3/31/2011	40,395	3,842	10.5
6/30/2011	29,171	(11,224)	(27.8)
9/30/2011	27,035	(2,136)	(7.3)
12/31/2011	21,779	(5,256)	(19.4)
3/31/2012	19,582	(2,197)	(10.1)

The Company's efficiency ratio of 33.6% for the quarter remains among the best in the industry. The quarter produced a return on assets of 1.00%, while return on equity amounted to 7.12%.

During the quarter, the Company completed the systems conversion and integration of Western National Bank, which it acquired on December 16, 2011, in a transaction with the FDIC.

On April 4, 2012, Washington Federal, Inc. and South Valley Bancorp, Inc. (“South Valley”) announced the signing of a definitive merger agreement. The merger agreement calls for the merger of South Valley with and into the Company, followed by the merger of South Valley's wholly owned subsidiary, South

Valley Bank & Trust, into the Company's wholly owned subsidiary, Washington Federal. The aggregate merger consideration consists of shares of Washington Federal, Inc. common stock having a value of approximately $33.7 million, and contingent cash earn-out payments of up to a maximum of approximately $39 million based on collections of a specific pool of South Valley's assets. After consummation of the merger, the combined Company will have 190 offices in eight western states with total assets of approximately $14.4 billion and total deposits of approximately $9.6 billion, based on financial results as of December 31, 2011. The merger is expected to close in the third calendar quarter of 2012, pending the receipt of all requisite regulatory approvals, the approval of South Valley's shareholders and the satisfaction of other customary closing conditions.

On April 20, 2012, the Company will pay a cash dividend of $.08 per share to common stockholders of record on April 6, 2012. This will be the Company's 117th consecutive quarterly cash dividend. During the quarter the Company repurchased 625,200 shares of stock at a weighted average price of $16.00.

Washington Federal, with headquarters in Seattle, Washington, has 166 offices in eight western states.

To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company's 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

This press release contains statements about the Company's future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements include projections and estimates of loan demand, revenue growth, credit costs, levels of problem assets, earnings, interest rates, regulatory actions or other financial or business items; statements of management's plans, strategies and objectives for future operations, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements of this type speak only as of the date of this press release. The Company cautions against placing undue reliance on forward-looking statements, which reflect its good faith beliefs with respect to future events and are based on information currently available to it as of the date the forward-looking statement is made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the timing when, or by which, such performance or results will be achieved.

By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time, and actual performance or results, could differ materially from those anticipated by any forward-looking statements. Washington Federal undertakes no obligation to update or revise any forward-looking statement. If Washington Federal does update any forward-looking statement, no inference should be drawn that Washington Federal will make additional updates with respect to that statement or any other forward-looking statements. The following important factors, in addition to those discussed or referenced in Washington Federal's periodic reports filed with the SEC, may cause actual results to differ materially from those contemplated by any forward-looking statements: including, but not limited to, general economic conditions; legislative and regulatory changes, including without limitation the potential effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations to be promulgated thereunder; monetary fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; cost of funds; the level of success of the Company's asset/liability management strategies; demand for loan products; demand for financial services; competition; changes in the quality or composition of the Company's loan and investment portfolios; adequacy of the reserve for loan losses; the level of success in disposing of foreclosed real estate and reducing nonperforming assets; changes in accounting principles; policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and fees, including without limitation the Bank's ability to comply in a timely and satisfactory manner with the requirements of a memorandum of understanding entered into with the OCC.

Notice to South Valley Shareholders

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger transaction between the Company and South Valley, a registration statement on Form S-4 will be filed with the SEC by the Company. The registration statement will contain a proxy statement/prospectus to be distributed to the shareholders of South Valley in connection with their vote on the merger. SHAREHOLDERS OF SOUTH VALLEY ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT

DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement/prospectus will be mailed to shareholders of South Valley. Investors and security holders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by the Company will be available free of charge by accessing our website at www.washingtonfederal.com or by writing the Company at 425 Pike Street, Seattle, WA 98101, Attention: Investor Relations, or by writing South Valley at 803 Main Street, Klamath Falls, OR 97601, Attention: Corporate Secretary.

The directors, executive officers and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies in favor of the merger from the shareholders of South Valley. Information about the directors and executive officers of the Company is included in the proxy statement for its 2011 annual meeting of shareholders, which was filed with the SEC on December 6, 2011. The directors, executive officers and certain other members of management and employees of South Valley may also be deemed to be participants in the solicitation of proxies in favor of the merger from the shareholders of South Valley. Information about the directors and executive officers of South Valley will be included in the proxy statement/prospectus for the merger. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

# # #

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	March 31, 2012	September 30, 2011
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$890,347	$816,002
Available-for-sale securities	3,687,625	3,255,144
Held-to-maturity securities	38,707	47,036
Loans receivable, net	7,676,017	7,935,877
Covered loans, net	321,634	382,183
Interest receivable	54,119	52,332
Premises and equipment, net	174,580	166,593
Real estate held for sale	120,095	159,829
Covered real estate held for sale	35,809	56,383
FDIC indemnification asset	100,875	101,634
FHLB stock	151,747	151,755
Intangible assets, net	257,250	256,271
Federal and state income taxes	4,406	—
Other assets	50,897	59,710
	$13,564,108	$13,440,749
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$2,864,624	$2,662,188
Time deposit accounts	5,933,816	6,003,715
	8,798,440	8,665,903
FHLB advances	1,960,041	1,962,066
Other borrowings	800,000	800,000
Advance payments by borrowers for taxes and insurance	29,415	39,548
Federal and State income taxes	—	1,535
Accrued expenses and other liabilities	68,155	65,164
	11,656,051	11,534,216
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 129,919,851 and 129,853,534 shares issued; 106,867,527 and 108,976,410 shares outstanding	129,920	129,854
Paid-in capital	1,584,803	1,582,843
Accumulated other comprehensive income, net of taxes	65,183	85,789
Treasury stock, at cost; 23,052,324 and 20,877,124 shares	(298,972)	(268,665)
Retained earnings	427,123	376,712
	1,908,057	1,906,533
	$13,564,108	$13,440,749

CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$17.85	$17.49
Tangible common stockholders' equity per share	15.45	15.14
Stockholders' equity to total assets	14.07%	14.18%
Tangible common stockholders' equity to tangible assets	12.41	12.52
Weighted average rates at period end
Loans and mortgage-backed securities	5.23%	5.43%
Combined loans, mortgage-backed securities and investment securities	4.72	4.97
Customer accounts	0.98	1.14
Borrowings	4.04	4.04
Combined cost of customer accounts and borrowings	1.71	1.84
Interest rate spread	3.01	3.13

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Quarter Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
	(In thousands, except per share data)
INTEREST INCOME
Loans & covered loans	$123,772	$128,634	$251,251	$266,550
Mortgage-backed securities	28,682	26,163	54,978	49,857
Investment securities and cash equivalents	2,127	3,742	4,278	7,722
	154,581	158,539	310,507	324,129
INTEREST EXPENSE
Customer accounts	22,016	29,450	45,965	62,184
FHLB advances and other borrowings	27,963	27,534	56,226	55,656
	49,979	56,984	102,191	117,840
Net interest income	104,602	101,555	208,316	206,289
Provision for loan losses	18,000	30,750	29,209	56,750
Net interest income after provision for loan losses	86,602	70,805	179,107	149,539
OTHER INCOME
Gain on sale of investments	—	8,147	—	8,147
Other	5,028	4,364	9,673	8,790
	5,028	12,511	9,673	16,937
OTHER EXPENSE
Compensation and benefits	20,185	17,824	38,860	35,547
Occupancy	4,094	3,636	8,025	7,151
FDIC insurance premiums	4,350	5,100	8,543	10,199
Other	8,183	6,761	15,748	14,703
	36,812	33,321	71,176	67,600
Loss on real estate acquired through foreclosure, net	(1,582)	(9,645)	(12,151)	(20,198)
Income before income taxes	53,236	40,350	105,453	78,678
Income tax provision	19,165	14,526	37,964	28,324
NET INCOME	$34,071	$25,824	$67,489	$50,354

PER SHARE DATA
Basic earnings	$0.32	$0.23	$0.63	$0.45
Diluted earnings	0.32	0.23	0.63	0.45
Cash dividends per share	0.08	0.06	0.16	0.12
Basic weighted average number of shares outstanding	107,198.829	112,278.823	107,523.686	112,364.935
Diluted weighted average number of shares outstanding, including dilutive stock options	107,237.972	112,411.414	107,549.396	112,447.927

PERFORMANCE RATIOS
Return on average assets	1.00%	0.77%	0.99%	0.75%
Return on average common equity	7.12	5.59	7.07	5.44